FOR IMMEDIATE RELEASE

STAMFORD INDUSTRIAL GROUP ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2008

•	Revenues of $42.2 million for second quarter 2008; up 49.1% from 2007
•	Full year revenue guidance increased to $130 - $140 million
•	Full year EPS before non-cash items guidance increased to $0.23 - $0.27

Stamford, CT, August 11, 2008 — Stamford Industrial Group, Inc. (OTC: STMF.PK. “SIG” or the “Company”), announced today financial results for the second quarter and six months ended June 30, 2008.

Second Quarter Consolidated Results

Consolidated revenue was $42.2 million, an increase of 49.1% or $13.9 million for the second quarter ended June 30, 2008, compared to $28.3 million for the second quarter ended June 30, 2007. The increase in revenue is primarily due to increased demand for our products from existing customers resulting in higher sales volume, increased spending in commercial and industrial construction and infrastructure building end markets, price increases to customers and an increase in average scrap selling prices.

The Company’s consolidated gross profit margin was $11.1 million or 26.3% for the second quarter ended June 30, 2008, compared to $4.4 million or 15.5% for the second quarter ended June 30, 2007. Our gross profit margin percentage increased due to favorable product mix, lower scrap material rates, higher sales volume and price increases to customers, partially offset by higher cost of raw material and increased direct labor costs associated with the ramp-up of our Essington, Pennsylvania manufacturing facility.

The Company’s consolidated operating expenses increased to 11.1% of revenue or $4.7 million for the second quarter ended June 30, 2008 compared to 9.9% or $2.8 million for the second quarter ended June 30, 2007. The increase in operating expenses reflects an increase in marketing expenses of $0.2 million, employment-related expenses of $0.4 million, legal expenses of $0.6 million, transaction costs of $0.5 million, related party stock-based compensation of $0.2 million, depreciation expense of $0.1 million, lease expense of $0.1 million, and general overhead of $0.3 million. These increases were offset by a decrease in stock-based compensation expense of $0.5 million as a result of a stock option modification effected in the fourth quarter of 2007.

Net income for the second quarter ended June 30, 2008 was $36.6 million or $0.76 per diluted share versus $1.3 million or $0.03 per diluted share in the second quarter last year. Diluted earnings per share before non-cash expenses for the second quarter ended June 30, 2008 was $0.13 per share.

The following chart reconciles net income and diluted earnings per share on a GAAP basis to net income and diluted earnings per share before non-cash expenses:

Reconciliation of GAAP EPS to Non-GAAP EPS	June 30, 2008
(unaudited)	Three Months Ended
	(unaudited)
	(in millions)	(per share Diluted)
Net income - Diluted EPS	$36.6	$0.76

Deferred stock compensation expense	0.2	-
Depreciation and amortization expense	0.5	0.01
Related party stock expense	0.3	0.01
Tax benefit - reversal of deferred tax asset allowance	(31.4)	(0.65)
Total non-cash (benefit) expenses:	$(30.4)	$(0.63)

Net income - Diluted EPS before non-cash expenses	$6.2	$0.13

At June 30, 2008, based on the Company’s revised projections for future taxable income over the periods that the Company's deferred tax assets are deductible, the Company determined that it was more likely than not that it will have future taxable income sufficient to realize an additional portion of the Company’s net deferred tax assets and therefore released a significant portion of the remaining valuation allowance as a discrete item in the current quarter via a credit to income tax expense. The reversal of the valuation allowance to the deferred tax assets resulted in the recognition of $31.4 million of income tax benefits in the three and six months ended June 30, 2008. Deferred tax assets were $39.5 million at June 30, 2008 and $8.1 million at December 31, 2007, respectively, net of a valuation allowance of $1.9 and $35.4 million, respectively. The Company anticipates releasing the remaining $1.9 million valuation allowance in the third and fourth quarters of 2008.

The recognition of a valuation allowance for deferred taxes requires management to make estimates and judgments about the Company’s future profitability which are inherently uncertain. The Company’s conclusion, based upon applicable accounting guidelines, that the additional portion of the deferred tax assets noted above is more likely than not to be realized reflects, among other things, its historical ability to generate significant amounts of taxable income and its projections of future taxable income. The Company’s estimate of future taxable income considers available evidence and includes future years that the Company estimates it will have available net operating loss carryforwards. While the Company believes that its estimate of future taxable income is reasonable, it is inherently uncertain. If the Company realizes unforeseen material losses in the future, or its ability to generate future taxable income necessary to realize a portion of the deferred tax assets is materially reduced, additions to the valuation allowance which reduce the deferred tax assets could be recorded. Moreover, because the majority of the Company’s deferred tax assets consist of net operating loss carryforwards for federal tax purposes, if change in control events occur which could limit the availability of the net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986, as amended, additions to the valuation allowance which could reduce the deferred tax assets could also be recorded. Any such reduction could have a material adverse effect on the financial condition of the Company.

Adjusted EBITDA Results

Earnings before interest, taxes, depreciation and amortization, deferred stock-based compensation, incentive compensation, other (income) expense and related party stock and cash fees (‘‘Adjusted EBITDA’’) for the second quarter ended June 30, 2008 increased by 151.6% to $7.8 million as compared to Adjusted EBITDA of $3.1 million for the second quarter ended June 30, 2007. Within this press release is a reconciliation of net income as reported to Adjusted EBITDA.

Stamford Industrial Group’s Chief Executive Officer Al Weggeman commented, “We are pleased with the solid second quarter and first half 2008 financial results. We continued to see robust demand for our products driven by global strength of our OEM customers end markets. Of particular note is the end market strength being driven by Chinese, Indian, Middle Eastern, and Brazilian long-cycle infrastructure and industrial projects. Our gross margin improvement in the second quarter and first half reflected favorable product mix, an emphasis on opportunistically capturing higher margin business from new accounts, and pricing actions. In terms of guidance for the rest of 2008, based on current market visibility and customer build forecasts we are raising our full-year 2008 revenue guidance to the range of approximately $130 to $140 million, from the previous range of $125 to $135 million. We are raising our guidance for full-year 2008 diluted earnings per share before non-cash expenses to the range of approximately $0.23 to $0.27 per share, from the previous range of $0.13 to $0.15 per share.

With respect to our acquisition program we continue to see a strong flow of acquisition targets from both investment banks and internally generated proprietary deals. Our acquisition program is focused on building a diversified industrial growth company providing engineered products and solutions for global niche markets. We continue to seek acquisitions with transactions generally valued at up to $150 million and having an EBITDA range of $5 to $25 million in the engineered component product market.”

Cash Flow

Cash provided by operating activities was $1.2 million for the second quarter ended June 30, 2008, reflecting net income of $36.6 million, depreciation and amortization of $0.6 million, non-cash deferred stock-based compensation of $0.2 million, provision for doubtful accounts of $0.3 million offset by the impact of the change in deferred tax asset of $31.4 million and the change in working capital of $5.1 million.

Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $1.0 million.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands - unaudited)
Three Months Ended
June 30, 2008
Net cash provided by operating activities	$1,217
Less: Capital expenditures - Non-recurring	(105)
Less: Capital expenditures - Maintenance	(100)
Free Cash flow	$1,012

Free cash flow, which represents net cash provided by operating activities less capital expenditures, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity.

Year to Date Consolidated Results

Consolidated revenue was $74.9 million, an increase of 33.3% or $18.7 million for the six months ended June 30, 2008, compared to $56.2 million for the six months ended June 30, 2007. The increase in revenue is primarily due to increased demand for our products from existing customers resulting in higher sales volume, increased spending in commercial and industrial construction and infrastructure building end markets, price increases to customers and an increase in average scrap selling prices.

The Company’s consolidated gross profit margin was $16.6 million or 22.2% of sales for the six months ended June 30, 2008 as compared to $9.7 million or 17.3% of sales for the six months ended June 30, 2007. The 28.3% increase in gross margin percentage was due to favorable product mix, lower scrap material rates, higher sales volume and price increases to customers, partially offset by higher cost of raw material, and an increase in direct labor cost associated with the ramp up of our Essington, Pennsylvania manufacturing facility.

The Company’s consolidated operating expenses remained constant at 10.7% of revenue or $8.0 million for the six months ended June 30, 2008 compared to 10.7% or $6.0 million for the six months ended June 30, 2007. The change in dollars reflects a decrease in stock-based compensation expense of $0.9 million as a result of a stock option modifications effected in the fourth quarter of 2007, offset by an increase in marketing expenses of $0.3 million, employment-related expenses of $0.6 million, legal expenses of $0.6 million, transaction costs of $0.5 million, related party stock-based compensation of $0.2 million, depreciation expense of $0.2 million, lease expense of $0.1 million, and general overhead of $0.4 million.

Net income for the six months ended June 30, 2008 was $38.1 million or $0.79 per diluted share versus $2.1 million or $0.04 per diluted share for the six months ended June 30, 2007.  Diluted earnings per share before non-cash expenses for the six months ended June 30, 2008 was $0.18 per share compared to guidance for the full year 2008 of $0.23 to $0.27 per diluted share.

The following chart reconciles net income and diluted earnings per share on a GAAP basis to net income and diluted earnings per share before non-cash expenses:

Reconciliation of GAAP EPS to Non-GAAP EPS	June 30, 2008
(unaudited)	Six Months Ended
	(unaudited)
	(in millions)	(per share Diluted)
Net income - Diluted EPS	$38.1	$0.79

Deferred stock compensation expense	0.5	0.01
Depreciation and amortization expense	1.1	0.02
Related party stock expense	0.5	0.01
Tax benefit - reversal of deferred tax asset allowance	(31.4)	(0.65)
Total non-cash (benefit) expenses:	$(29.3)	$(0.61)

Net income - Diluted EPS before non-cash expenses	$8.8	$0.18

Adjusted EBITDA Results

Earnings before interest, taxes, depreciation and amortization, deferred stock-based compensation, incentive compensation, other expense and related party stock and cash fees (‘‘Adjusted EBITDA’’) for the six months ended June 30, 2008 increased by 69.7% to $11.2 million as compared to Adjusted EBITDA of $6.6 million for the six months ended June 30, 2007. Within this press release is a reconciliation of net income as reported to Adjusted EBITDA.

Cash Flow

Cash provided by operating activities was $0.8 million for the six months ended June 30, 2008, reflecting net income of $38.1 million, depreciation and amortization of $1.1 million, non-cash deferred stock-based compensation of $0.5 million, provision for doubtful accounts of $0.3 million offset by the impact of the change in deferred tax asset of $31.4 million and the change in working capital of $7.8 million.

Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $0.3 million.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands - unaudited)
Six Months Ended
June 30, 2008
Net cash provided by operating activities	$760
Less: Capital expenditures - Non-recurring	(278)
Less: Capital expenditures - Maintenance	(206)
Free Cash flow	$276

Balance Sheet

As of June 30, 2008, the Company reported:

•
Total debt (short-term, current portion and long-term) was $29.8 million at June 30, 2008 compared to $30.8 million at December 31, 2007. The decrease in debt is due to payments on long-term debt of $2.0 million offset by additional borrowings from the Company’s line of credit facility of $1.0 million to purchase fixed assets and fund working capital.

Net Operating Loss Carryforwards

The Company estimates that it presently has available approximately $115 million of federal net operating loss carryforwards for federal income tax purposes subject to compliance with Section 382 of the Internal Revenue Code.

Guidance

The Company’s revised anticipated full year 2008 financial performance is as follows:

•
From revenues of approximately $125 to $135 million to $130 to $140 million, representing approximately 18% to 27% growth from 2007, with fully diluted earnings per share of approximately $0.84 to $0.88.

•
Fully diluted earnings per share before non-cash expenses of approximately $0.23 to $0.27 per share, which excludes non-cash expenses of approximately $29.3 million or $0.61 per share. Below is a reconciliation of the projected 2008 diluted earnings per share to the projected 2008 diluted earnings per share before non-cash expenses.

Reconciliation of GAAP EPS to Non-GAAP EPS
(unaudited)
	2008 Projected
	( in millions)	(per share Diluted)
Net income - Diluted EPS	$40.4 to 42.1	$0.84 - 0.88

Deferred stock compensation expense	1.2	0.02
Depreciation and amortization expense	2.0	0.04
Related party stock expense	0.8	0.02
Tax benefit - reversal of deferred tax asset allowance	(33.3)	(0.69)
Total non-cash (benefit) expenses:	$(29.3)	$(0.61)
Net income - Diluted EPS before non-cash expenses	$11.1 - 12.8	$0.23 - 0.27

Capital expenditures for the full year 2008 are expected to be approximately $1.1 million.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also believes that presentation of certain non-GAAP measures, i.e., EBITDA, Adjusted EBITDA, Free Cash Flow and EPS before non-cash expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Conference Call Scheduled For August 11, 2008, At 4:00 P.M. (Eastern Daylight Time)

The Company will host a conference call on Monday, August 11th at 4:00 p.m. Eastern Daylight Time. The call will compare Stamford Industrial Group’s consolidated results of operations for the second quarter and six months ended June 30, 2008 to the consolidated results of operations for the second quarter and six months ended June 30, 2007. The conference call will be followed by a question-and-answer session. To participate in this call, dial (866) 901-2585 any time after 3:50 p.m. Eastern Standard Time. International callers should dial (404) 835-7099.

About Stamford Industrial Group, Inc.

Stamford Industrial Group, Inc. is working to build a diversified global industrial manufacturing group through organic and acquisition growth initiatives that will complement and diversify existing business lines. Concord Steel, Inc., a wholly-owned subsidiary of Stamford Industrial Group, acquired in October 2006, is a leading independent manufacturer of steel counter-weights and structural weldments that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, elevators and material handling equipment.

Additional information about Stamford Industrial Group, Inc. can be found at http://www.Stamfordig.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our inability to secure necessary financing, our ability to implement our acquisition growth strategy and integrate and successfully manage any businesses that we acquire, our ability to continue to grow revenues in our operating divisions, our ability to use our net operating loss carry forward, changes in the Company’s relationship with customers, changes in the demand for counterweights or the growth of the construction industry, changes in our relationship with our unionized employees, reductions to our deferred tax assets or recognition of such assets, the price of steel, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.stamfordig.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:
Albert W. Weggeman, CEO
(203) 428-2200
AWeggeman@Stamfordig.com

Jonathan LaBarre, CFO
(203) 428-2200
JLaBarre@Stamfordig.com

- Tables follow -

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenues	$42,181	$28,281	$74,858	$56,185
Cost of revenues	31,116	23,872	58,228	46,438
Gross margin	11,065	4,409	16,630	9,747
Operating expenses:
Sales and marketing	528	303	943	675
General and administrative	3,895	2,367	6,598	5,095
Related party stock compensation	274	133	451	262
Total operating expenses	4,697	2,803	7,992	6,032

Income from operations	6,368	1,606	8,638	3,715

Other (expense) income:
Interest income	—	—	1	6
Interest expense	(504)	(544)	(1,294)	(1,215)
Other income (expense)	16	(17)	43	(139)
Total other expense, net	(488)	(561)	(1,250)	(1,348)

Income before taxes	5,880	1,045	7,388	2,367

(Benefit) provision for income taxes	(30,762)	(265)	(30,673)	305
Net income	$36,642	$1,310	$38,061	$2,062

Basic net income per share	$0.88	$0.03	$0.91	$0.05
Shares used in basic calculation	41,853	41,676	41,847	41,676

Diluted net income per share	$0.76	$0.03	$0.79	$0.04
Shares used in diluted calculation	48,080	49,566	47,944	49,560

See accompanying notes to the consolidated financial statements.

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$512	$1,236
Accounts receivable, net	22,463	8,341
Inventories	17,924	13,825
Deferred tax asset	5,505	2,684
Prepaid expenses and other current assets	208	496
Total current assets	46,612	26,582

Property, plant and equipment, net	8,574	8,608

Deferred financing costs, net	568	645
Intangible assets, net	20,000	20,524
Deferred tax asset	33,994	5,368
Other assets	205	210
Total assets	$109,953	$61,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$6,286	$5,286
Current portion of long-term debt	4,000	4,000
Accounts payable	16,366	7,768
Accrued expenses and other liabilities	3,930	2,742
Income taxes payable	740	73
Total current liabilities	31,322	19,869

Long-term debt, less current portion	19,533	21,533
Other long-term liabilities	1,168	889
Total liabilities	52,023	42,291

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock — $.0001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.0001 par value; 100,000 shares authorized; 41,858 and 41,801 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	246,569	246,346
Accumulated deficit	(188,642)	(226,703)
Total stockholders’ equity	57,930	19,646
Total liabilities and stockholders’ equity	$109,953	$61,937

See accompanying notes to the consolidated financial statements.

STAMFORD INDUSTRIAL GROUP, INC.
RECONCILIATION OF NET INCOME AS REPORTED TO ADJUSTED EBITDA (UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net income	$36,642	$1,310	$38,061	$2,062
Taxes	(30,762)	(265)	(30,673)	305
Interest expense	504	544	1,293	1,209
Other (income) expense	(16)	17	(43)	139
Income from operations	6,368	1,606	8,638	3,715
Depreciation - CGS	164	69	324	135
Depreciation - Admin	105	18	194	31
Amortization	262	338	524	600
EBITDA	6,899	2,031	9,680	4,481
Deferred stock-based compensation	246	696	476	1,426
Incentive compensation	225	86	360	167
Related party consulting fee	125	125	250	250
Related party stock fee	274	133	451	262
Adjusted EBITDA	$7,769	$3,071	$11,217	$6,586

EBITDA represents earnings before interest, taxes, depreciation and amortization and other special items. Adjusted EBITDA includes EBITDA and additonal non-cash items of deferred stock-based compensation, incentive compensation, Kanders & Company stock and cash fees and excludes amortization of certain tax deductible intangibles, a portion or all of which are not being amortized for book purposes. Adjusted EBITDA is presented in the earnings release because management believes that Adjusted EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.